SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007 (February 21, 2007)

ALERIS INTERNATIONAL, INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2007, the Board of Directors of the Company established Compensation, Audit and Executive Committees. Messrs. Garfinkel, Kesler (Chair), and MacDougall are the members of the Audit Committee. Mr. Kesler has been identified as a “financial expert” as that term is defined in the rules adopted under Section 407 of the Sarbanes-Oxley Act of 2002. Messrs. Davis (Chair), Lego, and MacDougall are the members of the Compensation Committee. Messrs Davis, Demetriou (Chair), and MacDougall are the members of the Executive Committee.

On February 21, 2007, following the amendment of Article III Section 10 of the Company’s By-Laws, see Item 5.03 below, the Board of Directors of the Company approved compensation for Messrs. Kesler and Lego. Each of Messrs. Kesler and Lego will receive an annual fee of $40,000. Mr. Kesler will receive an annual fee of $10,000 for service as Chair of the Audit Committee. Each of Messrs. Kesler and Lego will receive $2,000 for each full Board meeting attended in person.

On February 21, 2007, the Compensation Committee of the Company approved a special cash bonus to be paid to certain executive officers of the Company in connection with the previously disclosed refinancing and recapitalization of the Company including entering into the Asset Based Credit Facility, the Senior Secured Term Loan Facility, and the Secured Hedging Agreements, as well as issuing the Senior Notes and the Senior Subordinated Notes. Mr. Demetriou received a $400,000 bonus. Each of Messrs Friday, Stack and Clegg received a $200,000 bonus. Mr. Wasz received a $50,000 bonus.

Item 5.03.	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

On February 21, 2007, the Board of Directors of the Company amended Article III Section 10 of the Company’s By-Laws to read in its entirety as follows:

SECTION 10. COMPENSATION. The Board of Directors may fix the compensation of Directors.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2007

Aleris International, Inc.

By:	/s/ Robert R. Holian
Robert R. Holian
Senior Vice President and Controller